Exhibit 99.1

Oxbridge Re Holdings Limited Reports Second Quarter 2022 Results

GRAND CAYMAN, Cayman Islands (August 15, 2022) — Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), a provider of reinsurance solutions primarily to property and casualty insurers, reported its results for the three and six months ended June 30, 2022.

Financial Performance

For the three months ended June 30, 2022 the Company generated net income of $77,000 or $0.01 per basic and diluted common share compared net income of $448,000 or $0.08 per basic and diluted common share in the second quarter of 2021. For the six months ended June 30, 2022 the Company incurred a net loss of $310,000 ($0.05 per share) compared to net income of $476,000 ($0.08 per common share) in the first six months of the prior year. The declines are due primarily to the negative change in fair value of equity securities and decreased net realized investment gain during the quarter and six months ended June 30, 2022 when compared with the prior periods.

Net premiums earned for the three months ended June 30, 2022 decreased marginally to $194,000 from $205,000 in the same prior year period. For the six months ended June 30, 2022 net premiums earned increased to $404,000 from $386,000 in the prior year. The increase is due to a higher weighted average rate on reinsurance contracts in force during the first six months of 2022.

Total expenses, including policy acquisition costs and general and administrative expenses, were $410,000 and $772,000 for the three and six months ended June 30, 2022, respectively, compared to $334,000 and $607,000, respectively, for the same periods in the prior year. The increases are due primarily to increased personnel and higher general and administrative expenses due to inflationary and other fluctuations.

At June 30, 2022, cash and cash equivalents, and restricted cash and cash equivalents, were $4.6 million compared to from $5.4 million at December 31, 2021.

1

Total investments increased $61 thousand in the first six months of 2022 primarily due to the net purchase of equity securities in the period. Other investments increased $341,000 due to the fair value change in the Company’s investment in Oxbridge Acquisition Corp in which the Company has an equity investment measured at fair value.

Solid Financial Ratios

Loss Ratio. The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. For the three and six months ended June 30, 2022 the loss ratio was 0%, consistent with the prior-year as there were no loss or loss adjustment expenses in either period.

Acquisition Cost Ratio. The acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs with net premiums earned, increased marginally to 10.8% for the three months ended June 30, 2022 compared to 10.7% in second quarter of 2021. For the six months ended June 30, 2022 and 2021 the expense ratio was stable at 10.9%

Expense Ratio. The expense ratio, which measures operating performance, compares policy acquisition costs and general and administrative expenses with net premiums earned. The expense ratio increased to 211.3% for the three months ended June 30, 2022 from 162.9% in the second quarter of 2021. For the six months ended June 30, 2022 the expense ratio increased to 191.1% from 157.3% in the prior year. The increases are due primarily to higher personnel costs and other expenses in 2022.

Combined ratio. The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. The combined ratio increased to 211.3% and 191.1% for the three and six months ended June 30, 2022, respectively, from 162.9% and 157.3%, respectively, in the comparable prior year periods. The increases are due primarily to higher personnel costs and other expenses in 2022.

Management Commentary

“We continue to perform well in 2022 despite the current economic uncertainty and continuing volatility and significant declines in global capital markets,” commented Oxbridge Re Holdings President and Chief Executive Officer Jay Madhu. “Looking ahead we remain highly optimistic about the long-term prospects for our core business, our investment in Oxbridge Acquisition Corp. which is progressing well, and currently, with the markets improving, what appears to be a comeback with our modest investment portfolio.”

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below.

Date: August 15, 2022

Time: 4.30 p.m. Eastern time

Toll-free number: 877-524-8416

International number: +1 412-902-1028

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at 201-493-6311 or media@incommconferencing.com

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge’s website at www.OxbridgeRe.com until August 29, 2022.

Toll-free replay number: 877-660-6853

International replay number: +1 201-612-7415

Replay passcode: 13732282

2

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re’s licensed reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge RE NS, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts and it makes investments that can contribute to the growth of capital and surplus in its licensed reinsurance subsidiaries over time. The company’s ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols “OXBR” and “OXBRW,” respectively.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. The forward-looking statements are subject to and involve risks, uncertainties and assumptions, and you should not place undue reliance on these forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following: our significant indirect investment in Oxbridge Acquisition Corp., a blank check company commonly referred to as a special purpose acquisition company , whereby we will suffer the loss of all of our investment if Oxbridge Acquisition Corp. does not complete an acquisition by November 16, 2022 (subject to an extension through to May 16, 2023; our use of fair value accounting of our indirect investment in Oxbridge Acquisition Corp. which would result in income statement volatility if a business combination is not completed; and the other important factors discussed under the caption “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2022, as may be updated from time to time in subsequent filings. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

3

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At June 30, 2022	At December 31, 2021
	(Unaudited)
Assets
Investments:
Equity securities, at fair value (cost: $1,730 and $1,522)	$638	577
Cash and cash equivalents	2,393	3,527
Restricted cash and cash equivalents	2,174	1,891
Premiums receivable	569	284
Other Investments	11,514	11,173
Due from Related Party	65	5
Deferred policy acquisition costs	65	38
Operating lease right-of-use assets	90	135
Prepayment and other assets	156	50
Property and equipment, net	7	9
Total assets	$17,671	17,689

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable to noteholders	216	216
Unearned premiums reserve	591	350
Operating lease liabilities	90	135
Accounts payable and other liabilities	369	337
Total liabilities	1,266	1,038

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,781,587 and 5,749,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,429	32,355
Accumulated Deficit	(16,030)	(15,710)
Total shareholders’ equity	16,405	16,651
Total liabilities and shareholders’ equity	$17,671	17,689

4

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Consolidated Statements of Income (unaudited)

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Revenue
Assumed premiums	$669	1,014	705	904
Premiums ceded	(24)		(60)
Change in unearned premiums reserve	(451)	(809)	(241)	(518)

Net premiums earned	194	205	404	386
Net investment and other income	41	23	75	38
Net realized investment gains	19	755	27	755
Unrealized gain on other investment	571	-	341	-
Change in fair value of equity securities	(322)	(178)	(342)	(54)

Total revenue	503	805	505	1,125

Expenses
Policy acquisition costs and underwriting expenses	21	22	44	42
General and administrative expenses	389	312	728	565

Total expenses	410	334	772	607

Income (Loss) before income attributable to noteholders	93	471	(267)	518

Income attributable to noteholders	(16)	(23)	(43)	(42)

Net income (loss)	$77	448	(310)	476

Earnings (Loss) per share
Basic and Diluted	$0.01	0.08	(0.05)	0.08

Weighted-average shares outstanding
Basic and Diluted	5,781,586	5,733,587	5,766,382	5,733,587

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%	0.0%	0.0%
Acquisition cost ratio	10.8%	10.7%	10.9%	10.9%
Expense ratio	211.3%	162.9%	191.1%	157.3%
Combined ratio	211.3%	162.9%	191.1%	157.3%

5